Exhibit 99.1

     TRANSGENOMIC'S WAVE(R) SYSTEM AND SURVEYOR(TM) NUCLEASE USED TO DETECT
          MUTATIONS ASSOCIATED WITH RESPONSE TO THERAPY IN LUNG CANCER

   HIGH-SENSITIVITY SCANNING FOR EPIDERMAL GROWTH FACTOR RECEPTOR MUTATIONS IN
                               CLINICAL SPECIMENS

    OMAHA, Neb., Feb. 1 /PRNewswire-FirstCall/ -- Transgenomic Inc. (Nasdaq:
TBIO) announced today the publication of a study demonstrating the combined use of its WAVE HS System and Surveyor Nuclease to enable detection of mutations in the epidermal growth factor receptor (EGFR) gene in patients with non-small cell lung cancer (NSCLC). The presence of EGFR mutations has previously been shown to correlate with response to targeted therapeutics that inhibit EGFR. Importantly, Transgenomic's technology provided superior sensitivity compared to direct DNA sequencing, the most common approach currently employed to detect these mutations.

    Dr. Pasi A. Janne and colleagues in the Lowe Center for Thoracic Oncology in collaboration with the Translational Research Laboratory of the Center for Clinical and Translational Research, Dana-Farber Cancer Institute, Boston, MA, described this work in an article entitled "A Rapid and Sensitive Enzymatic Method for Epidermal Growth Factor Receptor Mutation Screening," which was published in the journal Clinical Cancer Research on February 1.

    Dr. Janne commented on the significance of this work: "The most common method of detecting EGFR mutations involves direct sequencing of DNA isolated from tumor cells that have been micro dissected from pathology specimens. This often requires a relatively large biopsy specimen, effectively excluding a significant number of patient specimens from analysis. Our approach enables analysis of formalin-fixed paraffin-embedded tumor samples without micro or gross dissection. This increases the number of useable specimens, which we believe is critical for the continued development of targeted cancer therapeutics and related molecular diagnostic tests."

    Collin D'Silva, Transgenomic's CEO, said, "The finding, first made in 2004, that EGFR mutations exist in the majority of patients that respond to therapy with drugs that inhibit EGFR, has been a catalyst for accelerated translational and clinical research in this area. The excellent work by Dr. Janne and his colleagues provides an example of the capability of the Dana-Farber Cancer Institute's Translational Research Laboratory to utilize new tools and technologies to address important clinically-relevant questions." D'Silva continued, "We are pleased to see our technology deployed successfully in their cutting-edge work, which we believe will ultimately have significant impact on cancer patient care by making molecular diagnostic testing feasible for a broader patient base."

    SURVEYOR technology is based on intellectual property licensed exclusively from The Fox Chase Cancer Center, Philadelphia, Pa.

    About Transgenomic

    Transgenomic is a global company that provides versatile and innovative products and services to the medical research and pharmaceutical markets. Transgenomic's WAVE Systems are specifically designed for use in genetic variation detection. They have broad applicability to genetic research and molecular diagnostics. The emerging pursuit of personalized medicine is driving the ongoing need to detect new, uncharacterized mutations and genetic polymorphisms. The high analytical sensitivity of the WAVE System makes it a uniquely enabling technology for the advancement of personalized medicine. To date there have been over one thousand systems installed in over 30 countries around the world. In addition to the sale of systems and consumables Transgenomic provides services to pharmaceutical and biopharmaceutical companies in preclinical and clinical development of targeted therapeutics. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

    Forward-Looking Statement

    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the company's technology to contribute toward the continued advancement of translational research and the development of targeted cancer therapeutics. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

SOURCE  Transgenomic Inc.
    -0-                             02/01/2006
    /CONTACT: Robert J. Pogulis, Ph.D. of Transgenomic Inc., +1-845-782-9617, or rpogulis@transgenomic.com/
    /Web site:  http://www.transgenomic.com /
    (TBIO)